TeleCommunication Systems, Inc. Reports First Quarter 2003 Results

      Gross Margin Expands to 43% on $19.3 Million Revenue in Quarter; Service Bureau/E9-1-1 Revenue Grows 15% Sequentially to $7.6 Million;
      Company Expects Positive Net Income in the Third Quarter of 2003

   ANNAPOLIS, Md., April 24 /PRNewswire-FirstCall/ -- TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in location and messaging software and E9-1-1 services for wireless carriers, and an expert in highly reliable and secure communications systems for government customers, today announced results for the quarter ended March 31, 2003.
   TCS reported total revenue for the quarter of $19.3 million, down from fourth quarter 2002 revenue of $28.0 million, and up 14% from $16.9 million of revenue in the first quarter of 2002. First quarter 2003 revenue was comprised of 19% network software, 39% service bureau, and 42% network solutions, compared with 26% network software, 23% service bureau, and 51% network solutions in the previous quarter. TCS ended the quarter with revenue backlog of $82 million, up from $78 million as of December 31, 2002, and of which approximately $40 million is scheduled for realization over the next twelve months.

   Higher gross profit margins in the company's service bureau and network solutions businesses resulted in an increase in the company's overall gross margin, from 38% in the fourth quarter of 2002, to 43% in the quarter ended March 31, 2003.

   First quarter 2003 earnings before interest, taxes, depreciation, amortization and other non-cash expenses (EBITDA) loss was $1.0 million, or ($0.03) per share. This compares to fourth quarter positive EBITDA of $1.0 million, or $0.03 per share, and first quarter 2002 EBITDA losses of $3.7 million, or ($0.13) per share. TCS reported a GAAP net loss for the quarter ended March 31, 2003 of $4.0 million, or ($0.14) per share, a 45% reduction from the first quarter 2002 net loss of $7.3 million, or ($0.25) per share.

   "Although impacted by sluggish wireless carrier capital spending, we are pleased with our results for the quarter, especially our continued progress in our E9-1-1 Service Bureau business," commented Maurice B. Tose, TCS' Chairman, President and CEO. "As the first quarter has historically been our slowest quarter, we expect to build our revenue sequentially through the year, resulting in positive net income in the third quarter and second half of 2003," concluded Tose.

   TCS ended the first quarter with approximately $21 million in cash and cash equivalents and the company's $15 million bank line of credit remains unused. Mr. Tose observed, "Our strong balance sheet and cash position afford us the confidence that we have sufficient capital to fund our operations through sustained positive cash flow from operations, which we expect later this year."

   OPERATIONAL HIGHLIGHTS

   Service Bureau Business
   During the quarter ended March 31, 2003, TCS generated $7.6 million of recurring revenue from its Service Bureau business line. TCS' Service Bureau business is made up of wireless enhanced 9-1-1 (E9-1-1) location information integration services to wireless carriers and Public Safety Answering Points (PSAPs), and hosted inter-carrier text messaging services provided to text message distributors including America Online(TM). As one of only two major wireless E9-1-1 service providers in the U.S., TCS is playing a major role in key public safety initiatives.

   TCS has now contracted with 24 wireless carriers, including 5 of the top 10, to provide Phase I and Phase II wireless E9-1-1 service. For almost all of these carriers, TCS is providing its comprehensive E9-1-1 deployment and technical solutions, which include precise location technology, PSAP integration, data management and provisioning, Automatic Location Information
(ALI) services, ongoing call routing and monitoring, and cost recovery and billing services. Steady quarter-over-quarter revenue and profit growth is projected for the company's E9-1-1 business as additional locations are deployed under our existing long-term service contracts.

   TCS recently announced that U.S. Cellular, the nation's eighth largest wireless service carrier, has signed a three-year agreement with TCS for Phase II E9-1-1 support services and also renewed its existing contract for Phase I
E9-1-1 support.   Under the expanded agreement, U.S. Cellular is leveraging
the TCS Hosted Position Determining Entity (PDE) Service, which combines precise location determination -- usually within 20 meters in a wide range of environments -- with TCS' Xypoint(R) Location Platform (XLP). These services enable U.S. Cellular to automatically identify and provide the calling location and wireless phone number for all E9-1-1 calls placed on U.S. Cellular's advanced network using a CDMA-1XRTT handset. The technology platform also helps ensure the safety and security of U.S. Cellular customers and enables the company to comply with all the Federal Communications Commission's E9-1-1 requirements.

   As of March 31, 2003, the number of PSAP connections served by TCS increased to 3,150, up 64% from the 1,920 PSAP connections served as of March 31, 2002. The company is continuing to aggressively roll out Phase I and Phase II E9-1-1 services for its wireless carrier customers, meeting regulatory deadlines and responding to PSAP requests for deployments as they declare themselves ready.

   Network Software
   For the quarter ended March 31, 2003, deployed software systems with wireless carriers, including TCS' Wireless Internet Gateways(TM), Short Message Service Centers, and Xypoint(R) Location Platforms (XLPs), resulted in TCS software license revenue of $2.5 million.

   During the first quarter, TCS announced that it received the Frost & Sullivan 2003 Mobile Location Platform Award for the company's Xypoint Location Platform (XLP). The award is presented each year to the company that has demonstrated excellence in location software and technologies within their industry and has launched an innovative platform that delivers high performance and flexibility for a commercial location deployment. Frost & Sullivan presents Market Engineering Awards to companies that demonstrate excellence in their industry, commending the diligence, commitment, and innovative business strategies required to advance in the global marketplace.

   Location JumpStart: During the quarter, TCS announced Location JumpStart -- a unique end-to-end location package for wireless carriers, via a partnership with LocatioNet, a world leader in real-time middleware, Geographic Information Services (GIS), and location application development. Designed as a system starter kit, Location JumpStart is a scaleable, easy-to-deploy, low cost end-to-end location solution, allowing wireless carriers to quickly and easily launch revenue-generating applications at minimal investments. Location JumpStart applications include: Points Of Interest
(POI) Finder, the MyMap rich media application suite, and Web-based Fleet Management. These applications support navigation, content and rich color maps
over a variety of mobile interfaces.   Location JumpStart uses Cell ID to
locate the user and has the optional capability of interfacing with network and handset-based precise location technologies such as Assisted Global Positioning System (AGPS). Location JumpStart also protects the individual user's location information by allowing unprecedented control over personalization and privacy options.

   TCS Alerts: TCS also announced during the quarter the launch of TCS Alerts(TM), its carrier-branded intelligent push/pull messaging platform that enables wireless carriers to manage highly relevant and easily customized notifications, thereby increasing network subscriber usage and driving Average Revenue Per User (ARPU) values. TCS Alerts allows wireless subscribers to receive customized alerts and notifications, such as news, weather, sports, or other content delivered at pre-selected times to their wireless handset. The TCS Alerts platform provides standard, easy-to-use Web and mobile interfaces to set up and modify user profiles, notification services and delivery preferences. TCS Alerts integrates with the Xypoint(R) Location Platform, allowing the use of location information to increase the customization and relevance of subscriber alerts.

   Network Solutions
   First quarter revenue from the company's network solutions business segment was $8.1 million. TCS' Network Solutions segment develops fixed and transportable communications systems requiring high reliability and security to government customers using wireless, satellite, and terrestrial networks.
   During the first quarter, TCS continued to have success with its SwiftLink(TM) deployable secure communication systems for government, military and commercial organizations, providing a quick and easy means for remote voice-over-IP, video, and data communications via secure or unsecure wireless connections. SwiftLinks have been a popular communications option among TCS' government and military customers and are currently being used extensively in Operation Iraqi Freedom.

   TCS announced during the quarter that Michael Patrick has joined the company as Vice President for Network Solutions. Prior to joining TCS, Mr. Patrick was responsible for leading the sales team and business units in developing marketing strategies in the federal government market at Telcordia Technologies, Inc., the world's largest provider of network software, consulting and engineering services for the telecommunications industry.

   FINANCIAL DETAILS

   * Total revenue was $19.3 million in the first quarter of 2003, down from $28.0 million in the fourth quarter of 2002 and up 14% from $16.9 million in the first quarter of 2002. The expected sequential decrease in sales resulted from reduced revenue from the seasonally strong fourth quarter in the company's network solutions segment and lower software revenue, and was partly offset by continued growth in revenue from the company's wireless E9-1-1 services.

     In the first quarter of 2003, the company's Network Software revenue from carrier licenses and related software maintenance and deployment services was $3.6 million, compared to fourth quarter 2002 revenue of $7.3 million, and $4.6 million revenue in the first quarter of 2002. Software license revenue was $2.5 million in the first quarter, down from fourth quarter 2002 sales of $5.5 million, but up from first quarter 2002 revenue of $2.3 million, resulting mainly from sales of the company's text messaging and location software products.

     TCS' Service Bureau revenue, which includes wireless E9-1-1 services and hosted inter-carrier text message distribution services, totaled $7.6 million in the quarter ended March 31, 2003. This represents a 15% increase over fourth quarter of 2002 revenue of $6.6 million and a 28% increase over first quarter 2002 revenue of $5.9 million, as the company expanded the number of Public Safety Answering Points served for E9-1-1 services.

     TCS' Network Solutions revenue from systems integration and digital communications projects largely for government customers was $8.1 million in the first quarter of 2003, compared to $14.1 million in the prior quarter, and up 28% from $6.4 million in the first quarter of 2002. The lower sequential network solutions revenue reflects the variability of project timing and the seasonally strong fourth quarter. SwiftLink(TM) deployable communication systems generated $3.1 million of revenue for the quarter.

   * Total gross profit (revenue minus direct cost of revenue) was $8.2 million in the first quarter of 2003, down from $10.7 million in the fourth quarter of 2002, but up 25% from $6.6 million in the first quarter of 2002. The company-wide gross profit margin was 43% in the first quarter, up from the fourth quarter's 38% and first quarter 2002 gross profit margin of 39%. Sequential gross profit margin improvement primarily reflects higher margins experienced in the company's Service Bureau segment resulting from expanding economies of scale, and in the Network Solutions segment, a mix of Solutions projects which included a greater proportion with unique TCS technology.

     The gross profit margin from Network Software in the first quarter of 2003 was 53%, down from fourth quarter 2002 gross margin of 64%, due to a higher proportion of revenue from software services and ancillary equipment versus higher margin licenses. Service Bureau gross profit in the first quarter was $3.5 million, up 43% from fourth quarter 2002 gross profit of $2.5 million. Service Bureau gross margin was 47% in the first quarter, compared to 38% in the fourth quarter, resulting from previously expected margin expansion as the company's E9-1-1 business scales.

     The gross profit for the company's Network Solutions business segment was $2.8 million in the first quarter of 2003, compared to $3.5 million in fourth quarter 2002 and $1.7 million in the first quarter of 2002. The gross profit margin in this segment increased to 34% in the first quarter of 2003, compared to 25% in the fourth quarter of 2002 and 27% in the first quarter of 2002.

   Operating expenses. Research and development expenses declined sequentially during the first quarter to $3.9 million, compared to $4.3 million in the fourth quarter and $4.1 million in the first quarter of 2002. Sales, marketing, general and administrative expenses were $5.3 million in first quarter 2003, down slightly from $5.4 million in fourth quarter 2002 and $6.2 million in first quarter 2002.

   * EBITDA loss was $1.0 million, or ($0.03) per share in the first quarter of 2003, compared to positive EBITDA of $1.0 million or $0.03 per share in the fourth quarter of 2002, and a loss of $3.7 million, or ($0.13) per share in the first quarter of 2002.

   * Net loss for the first quarter 2003 was $4.0 million, or ($0.14) per share, compared to $1.8 million, or ($0.06) per share in the fourth quarter of 2002 and $7.3 million, or ($0.25) per share in the first quarter of 2002. Per share figures were computed on the basis of 29.6 million, 29.5 million, and 28.9 million weighted average shares, respectively, in Q1-03, Q4-02, and Q1-02.

   * Cash used during the first quarter of 2003 totaled $6.3 million, including the $1.0 million EBITDA loss, $3.9 million for fixed asset additions, capitalized software development costs and lease or debt service payments, and approximately $1.4 million was used for a net increase in working capital and other assets.

   * The Balance Sheet at the end of the first quarter reflected $21.1 million of cash and cash equivalents compared to $27.4 million as of December 31, 2002. The company's $15 million bank line of credit remains unused.

   CONFERENCE CALL
   The company has scheduled a conference call for tomorrow, Friday, April
25, 2003 at 8:30 AM EDT. During the call, Maurice B. Tose, Chairman, President and CEO, and Tom Brandt, Senior Vice President and CFO, will discuss first quarter results and other corporate information. Investors can call 1-877-253-5218 (domestic) and 1-706-643-0801 (international) prior to the 8:30
AM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tose. A replay of the call will be available on Friday, April 25, 2003 beginning at 11:30 AM EDT and will be accessible until Friday, May 9, 2003 at 5:00 PM EDT. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international listeners. The access number is 9802219. The conference call will also be broadcast simultaneously on the company's web site, www.telecomsys.com. Investors should click on the Investor Info tab and are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the TCS website.

   ABOUT TELECOMMUNICATION SYSTEMS, INC.
   TeleCommunication Systems, Inc. (TCS)(Nasdaq: TSYS) is a leading provider of software and solutions to leading wireless telecommunication carriers worldwide and to government customers requiring high reliability and security. The company's Network Software segment is a global leader in wireless location platforms, text messaging, and alerts. The Service Bureau segment provides enhanced 9-1-1 connections to public safety call centers for the largest US wireless carriers, as well as hosted wireless text messaging services. The Network Solutions segment enables rapid deployment of fixed and transportable communications systems using wireless, satellite, and terrestrial networks.
   TCS makes connections that matter. Whether connecting people with voice, data or video in a wireless world or connecting our customers and shareholders with long-term value, TCS delivers competitive, reliable and secure products, services and solutions to meet these needs. For more information visit www.telecomsys.com.

   This press release discloses the Company's earnings before interest, taxes, depreciation, amortization, and other non-cash expenses ("EBITDA"), which may be considered a non-GAAP financial measure. As used herein, "GAAP" refers to generally accepted accounting principles in the United States. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the Company's availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measure included in the Company's press release has been reconciled to the nearest GAAP measure as is now required under the new rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

   This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, the company expects positive net income in the second half of 2003; Mr. Tose's comment that the company expects to build revenue sequentially and achieve positive net income in the second half of 2003; Mr. Tose's comment that the company has confidence that its cash and credit will provide sufficient capital to fund the business through sustained positive cash flow; and the projection of steady quarter-over-quarter revenue and profit growth for the company's Service Bureau business.
   The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) reach profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company's operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities, such as Otelnet. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.



                        TeleCommunication Systems, Inc.
                     Consolidated Statements of Operations
                 (amounts in thousands, except per share data)
                                  (unaudited)

                                                 Three months ended March 31,
                                                     2003              2002
   Revenue
      Network software
         Network software licenses                  $2,467            $2,343
         Network software services                   1,141             2,220
      Network software total                         3,608             4,563
      Service bureau                                 7,555             5,920
      Network solutions                              8,129             6,367
            Total revenue                           19,292            16,850

   Operating costs and expenses
      Direct cost of network software                1,685             2,927
      Direct cost of service bureau                  4,006             2,699
      Direct cost of network solutions               5,360             4,629
      Research and development                       3,915             4,136
      Sales and marketing                            2,393             3,009
      General and administrative                     2,903             3,176
   EBITDA                                             (970)           (3,726)

      Non-cash stock compensation expense              373               424
      Depreciation and amortization of
       property and equipment                        1,545             1,572
      Amortization of software
       development costs                             1,030             1,334
      Amortization of goodwill and other
       intangible assets                               138               138
         Total operating costs and expenses         23,348            24,044

   Loss from operations                             (4,056)           (7,194)

   Net interest and other income (expense)               8              (112)

   Net loss                                        $(4,048)          $(7,306)
   Loss per common share, basic and diluted         $(0.14)           $(0.25)

   EBITDA                                            $(970)          $(3,726)
   EBITDA per share                                 $(0.03)           $(0.13)

   Weighted average shares - basic and diluted      29,568            28,870



                        TeleCommunication Systems, Inc.
                     Condensed Consolidated Balance Sheets
                             (amounts in thousands)

                                                  March 31,      December 31,
                                                    2003              2002
   Assets                                        (unaudited)
      Current assets:
         Cash and cash equivalents                 $21,146           $27,402
         Accounts receivable                        18,278            23,872
         Unbilled receivables, net                   8,138             6,987
         Other current assets                        2,214             1,675
               Total current assets                 49,776            59,936

      Property and equipment, net                   11,441            11,814
      Software development costs, net                7,807             7,688
      Intangible assets, net                           392               530
      Other assets                                   1,459             1,457
               Total assets                        $70,875           $81,425


   Liabilities and stockholders' equity
      Current liabilities:
         Accounts payable and accrued expenses     $15,095           $20,630
         Deferred revenue                            2,772             2,846
         Current portion of capital
          leases and notes payable                   4,634             4,770
               Total current liabilities            22,501            28,246

      Capital leases and notes payable,
       less current portion                          4,341             5,543

      Total stockholders' equity                    44,033            47,636
               Total liabilities and
                stockholders' equity               $70,875           $81,425